ERNST & YOUNG	Ernst & Young Hua Ming LLP	+86 21 2228 8888
	Shanghai Branch	+86 21 2228 0000
50/F, Shanghai ‘NorId Financial Center
100 Century Avenue, Pudong New Area
Shanghai, China 200120
Tel: +86 21 2228 8888
Fax: +86 21 2228 0000
www.ey.com

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2010 Share Incentive Plan of Lentuo International Inc. of our report dated April 30, 2013, with respect to the consolidated financial statements of Lentuo International Inc. included in its Annual Report (Form 20-F), as amended, for the year ended December 31, 2012, filed with the Securities and Exchange Commission.

/s/ Ernst & Young Hua Ming

Shanghai, the People’s Republic of China

July 16, 2013